Liberty Silver Expands Trinity Land Package with Acquisition of Hi Ho Silver Property

Toronto, ON - August 8, 2012 - Liberty Silver Corp. (TSX: LSL, OTCBB: LBSV) (“Liberty Silver” or the “Company”) is pleased to announce that it has entered into a binding agreement (the “Agreement”) with Primus Resources, L.C. (“Primus”) to acquire approximately 100 acres located adjacent to the former Trinity Silver mine on the Company’s Trinity property in Nevada (the “Hi Ho Properties”). The Hi Ho Properties are the only acreage not controlled by Liberty Silver or its joint venture partner Renaissance Gold Inc. (“Renaissance”) on the Trinity land package.

Under the terms of the Agreement, Liberty Silver will provide cash consideration of US$150,000 and issue 3,000,000 common shares of Liberty Silver stock to Primus. In addition, Primus will be granted a 2% net smelter royalty (“NSR”) on future production from the Hi Ho Properties. The total consideration for the acquisition of the Hi Ho Properties will be applied to Liberty Silver’s expenditure commitment under its earn-in agreement with Renaissance, upon acceptance by Renaissance, pursuant to the applicable area of interest provisions. With the addition of the Hi Ho Properties payment, Liberty will have contributed in excess of 85% of its required US$5 million expenditure commitment to earn its 70% interest in the project.  Pursuant to the terms of its earn-in agreement with Renaissance, the Company has until March 29, 2016 to incur the balance of its expenditure commitment and, in addition, produce a bankable feasibility study in the following year.

“We are extremely pleased to reach an agreement that will result in our mineral claims being included with Liberty Silver’s land package at the Trinity Silver property. We have closely monitored their progress to date on the property and we agree with their approach for its development, which we feel has enormous upside potential. Their on the ground mining team is very strong and has a great understanding of the existing resource and the multiple drilling targets independent of the resource zone”, said Jim Marin, President of Primus Resources, L.C.

“The Hi Ho Properties are an important addition to our future development plans at Trinity,” stated Geoff Browne, Chairman and CEO of Liberty. “Historic data, combined with current modeling indicates that the Trinity deposit extends into the Hi Ho Properties, significantly increasing our current resource potential and the projected economics for bringing Trinity back into production.”

The Agreement is subject to regulatory approval and customary closing conditions.

About Liberty Silver Corp.

Liberty Silver Corp. is focused on exploring and developing mineral properties located in North America. The Company is led by a skilled, experienced, management team and board of directors with significant experience managing exploration, development and mining projects. The Company is committed to creating value for its shareholders by advancing its current projects utilizing its mitigated risk approach to production, developing new resources on its current properties, and by acquiring new properties that have the potential to increase their resource base. The Trinity Silver project, located in Pershing County, Nevada is the Company’s flagship project. Liberty Silver has the right to earn a joint venture interest in the 10,476 acre Trinity property from Renaissance Gold Inc. pursuant to the terms of an earn‐in agreement.

For Additional Information

Kevin O’Connor, Investor Relations

(416) 962-3300

ko@spinnakercmi.com

Manish Z. Kshatriya, Executive VP & CFO

(888) 749-4916

mkshatriya@libertysilvercorp.com

The Toronto Stock Exchange does not accept responsibility for the adequacy or accuracy of this release. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

This News Release includes certain “forward-looking statements”. These statements are based on information currently available to the Company and the Company provides no assurance that actual results will meet management’s expectations. Forward-looking statements include estimates and statements that describe the Company’s future plans, objectives or goals, including words to the effect that the Company or management expects a stated condition or result to occur. Forward-looking statements may be identified by such terms as “believes”, “anticipates”, “expects”, “estimates”, “may”, “could”, “would”, “will”, or “plan”. Since forward-looking statements are based on assumptions and address future events and conditions, by their very nature they involve inherent risks and uncertainties. Actual results relating to, among other things, results of exploration, project development, reclamation and capital costs of the Company’s mineral properties, and the Company’s financial condition and prospects, could differ materially from those currently anticipated in such statements for many reasons such as: changes in general economic conditions and conditions in the financial markets; changes in demand and prices for minerals; litigation, legislative, environmental and other judicial, regulatory, political and competitive developments; technological and operational difficulties encountered in connection with the activities of the Company; and other matters discussed in this news release and in filings made with Securities Regulators. This list is not exhaustive of the factors that may affect any of the Company’s forward-looking statements. These and other factors should be considered carefully and readers should not place undue reliance on the Company’s forward-looking statements. The Company does not undertake to update any forward-looking statement that may be made from time to time by the Company or on its behalf, except in accordance with applicable securities laws.